Exhibit 23.2

CONSENT OF AUTHOR

The Board of Directors of Extorre Gold Mines Limited

Reference is made to the technical report entitled “Independent Technical Report (NI 43-101) Update Report on the Cerro Moro Project, Santa Cruz Province, Argentina,” dated May 31, 2010, which the undersigned has prepared on behalf of Cube Consulting Pty Ltd. for Extorre Gold Mines Limited (the “Technical Report”).
I have reviewed and approved the summary of and extracts from the Technical Report to be filed with the Registration Statement on Form 20-F of Extorre Gold Mines Limited and confirm that the summary and extracts fairly and accurately represent the information in the Technical Report. I hereby consent to the written disclosure of my name and the name of Cube Consulting Pty Ltd., and references to and inclusion of, and of information derived from, the Technical Report, in the Registration Statement on Form 20-F of Extorre Gold Mines Limited filed with the U.S. Securities and Exchange Commission. I further consent to the reference to me and to Cube Consulting Pty Ltd. under the heading “Technical Information” and in Item 4.D “Property, Plants and Equipment” and Item 10.G “Statement by Experts” in the Registration Statement on Form 20-F.

Dated: February 14, 2011

/s/ Ted Coupland
______________________________
Ted Coupland, BSc DipGeoSc CFSG ASIA MAusIMM CPGeo MMICA
Cube Consulting Pty Ltd.